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                                                                     EXHIBIT 1.1


                               September 13, 2002


Board of Directors
Clay County Savings & Loan
134 N. Water Street
Liberty, MO 64068

RE:  Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, a division of McDonald Investments, Inc. ("Trident") and Clay County Savings & Loan, together with its successors and assigns, (the "Association") concerning our investment banking services in connection with the conversion of the Association from a mutual to a capital stock organization.

Trident is prepared to assist the Association in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to both parties.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Association in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may, as the Association determines to be appropriate, enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will determine the selected dealers to participate in the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

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Board of Directors
September 13, 2002
Page 2

For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

     1. A conversion center management and proxy solicitation management fee in the amount of $20,000, payable at execution of this agreement.

     2. A commission equal to two percent (2%) of the aggregate dollar amount of stock sold in the subscription offering or community offering, excluding any shares of stock sold to the Association's directors, executive officers and Employee Stock Ownership Plan (ESOP). For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee of four and one half percent (4.5%), unless such amount is approved in advance by the Board of the Association.

     3. The foregoing commissions are to be payable to Trident at the closing as defined in the Agreement to be entered into between the Association and Trident.

     4. Trident shall be reimbursed for its reasonable legal and for out-of-pocket expenses incurred by them and their counsel, whether or not the Agreement is consummated. Trident's legal and out-of-pocket expenses will not exceed $50,000.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD fairness filing and other NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

In order to facilitate Trident's filing with the NASD, the Association agrees to deliver or cause to be delivered to Trident, or Trident's counsel, seven copies of the registration statement, and any amendments thereto filed with the Securities and Exchange Commission ("SEC") within one day after they are filed with the SEC.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Association warrants that: (a) Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement

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Board of Directors
September 13, 2002
Page 3

letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person; (e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and (f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.

Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Trident agrees that it will not disclose any Confidential Information relating to the Association obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall be defined in the agreement, but shall not include information which: (1) is or becomes generally available to the public other than as a result of disclosure by Trident; (2) was available to Trident on a non-confidential basis prior to its disclosure to Trident by the Association; or (3) becomes available to Trident on a non-confidential basis from a person other than the Association who is not otherwise known to Trident to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident except to the extent such losses are the result of the bad faith, gross negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and

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Board of Directors
September 13, 2002
Page 4

the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the payment of $20,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                       Yours very truly,

                                       TRIDENT SECURITIES,
                                       A Division of McDonald Investments, Inc.


                                       By:  /s/ John Andrew Hitt
                                            John Andrew Hitt
                                            Senior Vice President


Agreed and accepted to this 18th day
of July, 2002


CLAY COUNTY SAVINGS & LOAN


By:  /s/ John R. Davis
     John R. Davis
     President and CEO